EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated October 29, 2009, with respect to the statement of condition including the related portfolio of Van Kampen Emerging Markets Portfolio 2009-4 (included in Van Kampen Unit Trusts, Series 919) as of October 29, 2009, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-161440) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
October 29, 2009